Exhibit 99.1

Park City Group Increases Net Income 46%, and Earnings Per Share 52%, for Fiscal 2023 Full Year

Fourth Quarter 2023 Net Income of $1.4 Million or $0.07 EPS, vs. Net Income of $1.1 Million, or $0.05 EPS in F4Q 2022

Salt Lake City, UT – September 28, 2023 – Park City Group, Inc. (NASDAQ: PCYG), parent company of ReposiTrak, the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the fourth quarter (“FQ4 2023”) and full-year period (“FY 2023”) ended June 30, 2023.

Fiscal Full-Year Financial Highlights:

●	Total revenue increased 6% to $19.1 million from $18.0 million.
●	Recurring revenue increased 7% representing 99.6% of total revenue.
●	Total operating expenses increased 3% to $14.0 million from $13.6 million.
●	Total operating income increased 15% to $5.1 million from $4.4 million last year.
●	GAAP net income for the period increased 40% to $5.6 million from $4.0 million last year.
●	Full-year net income to common shareholders was $5.0 million, up 46% from $3.4 million last year.
●	Full-year EPS of $0.27, up 52% from $0.18 last year.
●	Full-year cash from operations of $8.9 million, up 45% from $6.1 million last year.
●

During the fiscal year, the Company repurchased 231,597 shares at an average price of $5.65 for a total of $1.3 million. In addition, the Company paid $1.4 million in cash dividends and fully repaid its line of credit of $2.6 million.

●	Cash at June 30, 2023 was $24.0 million.

Fiscal Fourth Quarter Financial Highlights:

●	Fourth quarter total revenue increased 5% to $4.8 million from $4.6 million.
●	Recurring revenue increased 6% for the quarter and represented 99.5% of total revenue.
●	Quarterly operating expenses increased 5% to $3.6 million from $3.5 million.
●	Quarterly operating income increased 5% to $1.2 million from $1.1 million last year.
●	Quarterly GAAP net income increased 26% to $1.4 million from $1.1 million last year.
●	Quarterly net income to common shareholders was $1.2 million, up 30% from $950,000 last year.
●	Quarterly EPS of $0.07, up 34% from $0.05 last year.
●	During the quarter, the Company repurchased 47,847 shares at an average price of $6.86 for a total of $328,129.

Randall K. Fields, Chairman and CEO of Park City Group, commented, “As a trusted provider in end-to-end solutions for our customers, we focused first on supplier compliance and supply chain efficiency, expanding further to out-of-stock management and now traceability. Our ability to provide customers with more highly valuable solutions will enable our long-term growth simultaneously providing additional cash.”

“To support our traceability and the ReposiTrak Traceability Network® (RTN), we continue to add senior personnel, and prune certain high-touch, non-core revenue,” added Mr. Fields. “We have now validated that the RTN can efficiently, accurately and cost-effectively track products from end-to-end, as required by Rule 204. We are working collaboratively with wholesalers, retailers, distributors and now individual stores, simultaneously securing key endorsements from industry leaders, clearly establishing our position as the industry leader in providing an inter-operable, affordable traceability solution that meets the FDA requirements.”

Mr. Fields continued, “While the RTN revenue contribution in 2023 was modest, we believe the contribution will be very meaningful in 2024 and beyond. We have already signed four large customers, representing thousands of suppliers and stores and dozens of distribution centers. Our success in overcoming the challenging requirements of the FDA Traceability rules in grocery, this has opened the door to additional opportunities within other vertical markets affected by the FDA traceability rule, such as restaurants, and convenience stores.”

Fiscal Year Financial Results (12 months ended June 30, 2023, vs. 12 months ended June 30, 2022):

Total revenue was $19.10 million, up 6% as compared to $18.05 million in the prior-year period. Total operating expenses of $14.01 million were up 3% compared to $13.63 million last year. GAAP net income was $5.59 million compared to $4.00 million. Net income to common shareholders was $5.00 million, or $0.27 per diluted share, compared to $3.42 million, or $0.18 per diluted share.

Fourth Fiscal Quarter Financial Results (three months ended June 30, 2023, vs. three months ended June 30, 2022):

Total revenue was up 5% to $4.80 million as compared to $4.58 million in the prior-year fourth quarter. Recurring revenue grew 6%. Total operating expenses were $3.64 million, up 5% compared to $3.46 million last year, reflecting a 5% increase in general and administrative expenses and investments in traceability and other growth initiatives. GAAP net income was $1.38 million compared to $1.10 million. Net income to common shareholders was $1.23 million, or $0.07 per diluted share, compared to $950,000, or $0.05 per diluted share.

Return of Capital:

In the fourth quarter, the Company repurchased 47,847 shares of common stock at an average price of $6.86 for a total of $328,129. Since inception, the Company has repurchased 1.95 million shares of common stock for $11.45 million at an average price per share of $5.91. The Company has approximately $9.5 million remaining on the $21 million total buyback authorization since inception.

In September 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.015 per share ($0.06 per year). Quarterly cash dividends will be paid to shareholders on or about 45 days following each quarterly period with the September 29 dividend expected to be paid in November.

During fiscal 2023, the Company utilized $1.3 million to repurchase and retire common shares, paid $1.4 million in cash dividends to common shareholders, while simultaneously paying off $2.6 million of its remaining line of credit.

Balance Sheet:

The Company had $24.0 million in cash and cash equivalents at June 30, 2023, compared to $21.5 million at June 30, 2022. The Company had nothing drawn on its working line of credit as of June 30, 2023 compared to $2.6 million at June 30, 2022.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Thursday, September 28, 2023

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13741176

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Thursday, September 28, 2023, 7:15 p.m. ET

Replay Expiry: Saturday, October 28, 2023 at 11:59 p.m. ET

Replay Pin Number: 13741176

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@parkcitygroup.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

PARK CITY GROUP, INC.

Consolidated Balance Sheets

	June 30, 2023	June 30, 2022
Assets
Current Assets
Cash	$23,990,879	$21,460,948
Receivables, net of allowance for doubtful accounts of $170,103 and $206,093 at June 30, 2023 and 2022, respectively	2,523,019	3,165,200
Contract asset – unbilled current portion	186,959	649,433
Prepaid expense and other current assets	573,763	1,307,128
Total Current Assets	27,274,620	26,582,709

Property and equipment, net	986,300	764,517

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	36,282	82,934
Contract asset – unbilled long-term portion	108,052	108,052
Operating lease – right-of-use asset	310,796	368,512
Customer relationships	262,800	394,200
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	698,281	114,488
Total Other Assets	22,322,511	21,974,486

Total Assets	$50,583,431	$49,321,712

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$431,387	$690,638
Accrued liabilities	1,620,000	1,206,284
Contract liability – deferred revenue	1,903,001	1,555,143
Lines of credit	-	2,590,907
Operating lease liability – current	58,771	53,862
Notes payable and financing leases – current	219,262	-
Total current liabilities	4,232,421	6,096,834

Long-term liabilities
Operating lease liability – less current portion	263,047	321,818
Notes payable and financing leases – less current portion	206,032	-
Total liabilities	4,701,500	6,418,652

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at June 30, 2023 and 2022;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at June 30, 2023 and 2022, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,309,051 and 18,460,538 issued and outstanding at June 30, 2023 and 2022, respectively	183,093	184,608
Additional paid-in capital	67,732,887	68,653,361
Accumulated deficit	(22,042,427)	(25,943,287)
Total stockholders’ equity	45,881,931	42,903,060
Total liabilities and stockholders’ equity	$50,583,431	$49,321,712

PARK CITY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended June 30,
	2023	2022

Revenue	$19,098,910	$18,046,941

Operating expense:
Cost of revenue and product support	3,309,345	3,186,712
Sales and marketing	4,933,405	4,853,926
General and administrative	4,685,783	4,716,131
Depreciation and amortization	1,079,799	875,551
Total operating expense	14,008,332	13,632,320

Income from operations	5,090,578	4,414,621

Other income (expense):
Interest income	821,777	199,124
Interest expense	(60,990)	(44,307)
Realized loss on short term investments	-	(347,645)
Unrealized loss on short term investments	(9,752)	-
Other gain (loss)	70,047	(88,730)
Income before income taxes	5,911,660	4,133,063

(Provision) for income taxes	(321,371)	(129,968)
Net income	5,590,289	4,003,095

Dividends on Preferred Stock	(586,444)	(586,444)

Net income applicable to common shareholders	$5,003,845	$3,416,651

Weighted average shares, basic	18,406,000	19,087,000
Weighted average shares, diluted	18,766,000	19,380,000
Basic earnings per share	$0.27	$0.18
Diluted earnings per share	$0.27	$0.18

PARK CITY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$5,590,289	$4,003,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,079,799	875,551
Amortization of operating right of use asset	57,716	326,858
Stock compensation expense	390,716	422,101
Bad debt expense	1,300,000	621,667
Gain on disposal of assets	-	(24,737)
Loss on sale of property and equipment	-	107,820
(Increase) decrease in:
Trade receivables	(195,345)	412,502
Long-term receivables, prepaids and other assets	559,009	(527,126)
(Decrease) increase in:
Accounts payable	(259,251)	223,444
Operating lease liability	(53,862)	(319,690)
Accrued liabilities	43,090	180,330
Deferred revenue	347,858	(200,198)
Net cash provided by operating activities	8,860,019	6,101,617

Cash flows from investing activities:
Sale of property and equipment	-	1,374,085
Purchase of property and equipment	(133,944)	(50,823)
Capitalization of software development costs	(769,243)	-
Net cash (used in) provided by investing activities	(903,187)	1,323,262

Cash flows from financing activities:
Net (decrease) in lines of credit	(2,590,907)	(3,409,093)
Common stock buy-back/retirement	(1,309,323)	(6,147,893)
Proceeds from employee stock plan	92,727	109,177
Dividends paid	(1,414,912)	(586,444)
Payments on notes payable and capital leases	(204,486)	-
Net cash used in financing activities	(5,426,901)	(10,034,253)

Net (decrease) increase in cash and cash equivalents	2,529,931	(2,609,374)

Cash and cash equivalents at beginning of period	21,460,948	24,070,322
Cash and cash equivalents at end of period	$23,990,879	$21,460,948

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$296,484	$185,068
Cash paid for interest	$59,081	$45,777
Cash paid for operating leases	$71,157	$105,084

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Common Stock to pay accrued liabilities	$294,607	$384,239
Dividends accrued on Preferred Stock	$586,444	$586,444